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                                                                    EXHIBIT 99.1

                                 Press Release
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Contact:
Brad Poynter
Chief Financial Officer
NEON Systems, Inc.
(281) 491-4200 (U.S.)
Fax (281) 242-3880
brad.poynter@neonsys.com

NEON Systems Announces Preliminary Second Quarter Results

--Quarterly Highlights Include Settlement of New Era of Networks Lawsuit,

Status of Scalable Acquisition, and Corporate Reorganzation Activities--


SUGAR LAND, TX (OCTOBER 8, 2001) - NEON Systems, Inc. (Nasdaq:NESY), a leading provider of data access, legacy renewal, and OS/390 utility solutions, today announced, that based on preliminary estimates, financial results for the second quarter of its fiscal year ending March 31, 2002, are expected to be substantially below analyst expectations. NEON expects to report total revenue, exclusive of litigation settlement and other extraordinary matters, of approximately $4.8 million. NEON provided estimates for the second quarter, ended September 30, 2001, of approximately $6.3 million dollars in total revenue.

NEON also announces that it has undergone a corporate reorganization of its iWave business unit to focus on the Customer Relationship Management (CRM)/Help Desk integration market, in which iWave Integrator has been successfully deployed. In connection with this reorganization, NEON undertook a reduction in workforce of approximately 30% of its overall North American employee base and closed some remote facilities. In connection with such reorganization activities, NEON will incur employee severance charges and facilities closure charges in the fiscal quarter ended September 30, 2001 of approximately
$900,000.   In addition, NEON expects to report substantial additional non-
recurring losses related to terminated research and development projects, and other costs associated with the discontinuation of two components of the iWave product line; the precise amount is yet to be determined, but is expected to be as much as $3.5 million.

NEON also announces that as of September 7, 2001, NEON's litigation with New Era of Networks was concluded in a confidential settlement that resolved all pending litigation between the parties in Richmond, Texas (cause number 109,470 in the 268th Judicial District Court of Fort Bend County, Texas, Judge Brady Elliot) and in Federal United States District Court in Denver, Colorado. As a result, NEON received a cash payment of approximately $10.0 million in the fiscal quarter ending September 30, 2001, and will report such payment as a non-recurring, extraordinary item.

With regard to the proposed acquisition of Scalable Software, Inc. by NEON Systems, as reported earlier in the year, such acquisition did not close in the second fiscal quarter, but is proceeding before a Special Committee of the Board of Directors of NEON. The proposed acquisition is pending final recommendation and submission to the shareholders.

                                   -- more -
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NEON Systems Announces Preliminary Second Quarter Results/Page 2 of 2


ABOUT NEON SYSTEMS

NEON Systems, Inc. (Nasdaq: NESY) is a leading provider of data access and legacy renewal solutions, providing direct, transparent access to mainframe data, transactions, and applications; and OS/390 subsystem management solutions. Today, more than 40% of the Fortune 100 are using NEON Systems solutions. The NEON Systems Shadow(R) Solution provides open access and integration of mission-critical data and transactions residing in OS/390 environments. NEON's OS/390 subsystem management and utilities products economically enhance and maintain the high availability, integrity, and performance of key CICS and IMS OS/390 environments in support for increasing application demands. NEON's tools consistently outperform those from the competition through rapid installation, high performance, and reduced CPU cycles. For more information about NEON Systems and its solutions, visit www.neonsys.com or call 800-505-NEON.

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                         ADDENDUM TO NEON SYSTEMS 8-K

This press release contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, beliefs or current expectations, including those plans, goals, beliefs and expectations of our officers and directors with respect to, among other things: 1) the completion of pending or future acquisitions; 2) revenues for the fiscal quarter ended September 30, 2001 and 3) future operating losses, layoffs, non-recurring extraordinary charges and other events not certain or currently ascertainable. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results in the forward-looking statements for a number of reasons and due to various factors, including: 1) NEON's revenues and earnings are subject to a number of factors that make estimation of operating results prior to the end of a quarter extremely uncertain; 2) competition for NEON's products is intense; 3) the uncertainties of whether new software products and product strategies will be successful; 4) the future economic environment, including consumer confidence, may affect demand for our software products and services;
5) regulatory environment, adverse legislation, or unexpected litigation; 6) our restructured operations may not achieve expected improvements or perform at expected levels; and 7) we may not achieve expected future cost savings and our future costs could be higher than expected. This information and additional factors that could affect our operating results and performance are described in
Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations and the additional considerations and important risk factors described in our 10-K for the year ended March 31, 2001 and any of our subsequent securities filings, copies of which are available on request from our Investor Relations department.

All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

NEON is a registered trademark and iWave Integrator is a trademark of NEON Systems, Inc. in the USA and in other select countries. All other trademarks are the property of their respective owners.


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